UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): June 12, 2007

SONICWALL, INC.
(Exact name of registrant as specified in its charter)

California (State or Other Jurisdiction of Incorporation)	000-27723 (Commission File Number)	77-0270079 (I.R.S. Employer Identification Number)
1143 Borregas Avenue
Sunnyvale, California 94089
(408) 745-9600
(Address, including zip code and telephone number, of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
On June 12, 2007, SonicWALL, Inc. (“SonicWALL”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Aventail Corporation, a Washington corporation (“Aventail”) and Avalon Acquisition Corp., a Washington corporation and wholly owned subsidiary of SonicWALL, pursuant to which, subject to customary closing conditions contained in the Merger Agreement, Aventail will become a wholly-owned subsidiary of SonicWALL upon the consummation of the acquisition (the “Merger”).
Pursuant to the terms of the Merger Agreement and subject to the conditions thereof, SonicWALL will acquire all of the issued and outstanding shares of Aventail Preferred Stock and Aventail Common Stock, and will assume all of the unexercised and outstanding options to purchase Aventail Series E Preferred Stock issued as of closing and held by continuing employees, for an aggregate purchase price of approximately $25,000,000.
Each of Aventail’s executive officers and principal shareholders, who in the aggregate beneficially own approximately 84 % of the issued and outstanding Aventail Preferred Stock and approximately 52% of the issued and outstanding Aventail Common Stock as of June 12, 2007, as represented by Aventail, have executed proxies and shareholder agreements in favor of the Merger and have agreed to vote their shares against any proposal made in opposition to the Merger.
The Merger is subject to a statutory shareholder notice period and is expected to close in early July, 2007.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
     (c) Exhibits

Exhibit
Number	Description
99.1*	Text of press release issued by SonicWALL, Inc., dated June 12, 2007

*	This exhibit is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sonicwall, Inc
By:	/s/ Robert D. Selvi
Chief Financial Officer

Dated: June 13, 2007

EXHIBIT INDEX

Exhibit
Number	Description
99.1*	Text of press release issued by SonicWALL, Inc., dated June 12, 2007

*	This exhibit is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.